ASSET PURCHASE AGREEMENT

                                     between

                       GENTLE DENTAL SERVICE CORPORATION,

                         GENTLE DENTAL MANAGEMENT, INC.

                                       and

                          BRYAN WATANABE, D.D.S., INC.


                               Dated June 30, 1998

                                TABLE OF CONTENTS

                                                                           Page
                                                                           ----

ARTICLE I - Purchase and Sale of Asset.............................          2

         1.01     Purchase and Sale................................          2
         1.02     Purchase Price...................................          2
         1.03     Instruments of Conveyance and Transfer...........          2
         1.04     Further Assurances...............................          2
         1.05     Closing  ........................................          3

ARTICLE II - Representations and Warranties of GD Sub and GDSC.....          3

         2.01     Authorization....................................          3
         2.02     Capitalization...................................          3
         2.03     Compliance.......................................          3
         2.04     Consents.........................................          4
         2.05     Accuracy of Representations & Warranties.........          4
         2.06     Rule 144.........................................          4

ARTICLE III - Representations and Warranties of Watanabe PC and
              Shareholder..........................................          4

         3.01     Corporate Existence; Authority...................          4
         3.02     No Adverse Consequences..........................          5
         3.03     Brokers and Finders..............................          5
         3.04     Investments Representations......................          5
         3.05     Access to Information............................          6
         3.06     Sophistication...................................          6
         3.07     Accuracy of Representations and Warranties.......          6

ARTICLE IV - Joint Covenants.......................................          6

         4.01     Best Efforts; No Inconsistent Action.............          6

ARTICLE V - Conditions to Obligations of GD Sub....................          7

         5.01     Representations, Warranties and Covenants........          7
         5.02     Adverse Proceedings..............................          7
         5.03     Management Agreement.............................          7
         5.04     Shares Acquisition Agreement.....................          7
         5.05     Dentist Employment Agreement.....................          7
         5.06     Closing of PDS Transaction.......................          7
         5.07     Actions Satisfactory to GD Sub's Counsel.........          7

ARTICLE VI - Conditions to Obligations of Watanabe PC..............          8

         6.01     Representations, Warranties and Covenants........          8
         6.02     Adverse Proceedings..............................          8
         6.03     Stock Price......................................          8

ARTICLE VII - Termination..........................................          8

         7.01     Right of Parties to Terminate....................          8
         7.02     Effect of Termination............................          9

ARTICLE VIII - Survival; Indemnification...........................          9

         8.01     Survival.........................................          9
         8.02     Indemnification by Watanabe PC and Shareholder...          9
         8.03     Indemnification by GD Sub........................         10
         8.04     Indemnification Procedure........................         10
         8.05     Right of Offset..................................         11
         8.06     Rights Not Exclusive.............................         12

ARTICLE IX - Confidentiality; Press Releases.......................         12

         9.1      Confidentiality..................................         12
         9.2      Press Releases...................................         13

ARTICLE X - Other Provisions.......................................         13

         10.01    Benefit and Assignment...........................         13
         10.02    Entire Agreement.................................         13
         10.03    Fees and Expenses................................         13
         10.04    Amendment, Waiver, etc...........................         13
         10.05    Headings.........................................         13
         10.06    Governing Law....................................         13
         10.07    Notices  ........................................         13
         10.08    Breach; Equitable Relief.........................         14
         10.09    Attorneys' Fees..................................         14
         10.10    Guarantee........................................         14
         10.11    Counterparts.....................................         15

                             INDEX OF DEFINED TERMS

Term                                                     Location of Definition
----                                                     ----------------------

1933 Act.............................................    2.06
Asset................................................    1.01
Cash Consideration...................................    1.02-1
Closing..............................................    1.05
Closing Date.........................................    1.05
Damages..............................................    8.02-1
Dental Practice......................................    Introduction
Earnout Consideration................................    1.02-4
GD Sub...............................................    Introduction
GD Sub's Indemnified Persons.........................    8.02-1
GDSC.................................................    Introduction
GDSC Common Stock....................................    1.02-2
PDS..................................................    Introduction
PDS Management Agreement.............................    Introduction
Purchase Price.......................................    1.02
Registration Statement...............................    2.02
Related Documents....................................    8.01
Shares...............................................    2.06
Shareholder..........................................    Introduction
Stock Consideration Amount...........................    1.02-2
Stock Price..........................................    1.02-2
Third Party Claims...................................    8.04-1(a)
Watanabe PC..........................................    Introduction
Watanabe PC's Indemnified Persons....................    8.03-1


                                LIST OF EXHIBITS

Exhibit                          Item                            First Reference
-------                          ----                            ---------------

   A                      Assignment and Bill of Sale                1.03
   B                      Management Agreement                       5.03
   C                      Shares Acquisition Agreement               5.04
   D                      Dentist Employment Agreement               5.05

                            ASSET PURCHASE AGREEMENT


DATED:            June 30, 1998


BETWEEN:          GENTLE DENTAL SERVICE CORPORATION,
                    a Washington corporation
                  900 Washington Street, Suite 1100
                  Vancouver, WA  98660
                  Telecopy No.:  (360) 750-8667                           "GDSC"


                  GENTLE DENTAL MANAGEMENT, INC.
                    a Delaware corporation
                  900 Washington Street, Suite 1100
                  Vancouver, WA 98660
                  Telecopy No.:  (360) 750-8667                         "GD Sub"


AND:              BRYAN WATANABE, D.D.S., INC.
                  10286 Indiana Ave.
                  Riverside, CA 92503
                  Telecopy No.: (714) 646-1659                     "Watanabe PC"


AND:              Bryan Watanabe                                   "Shareholder"


     Shareholder is the owner of all of the issued and outstanding capital stock of Watanabe PC. Watanabe PC operates a dental practice at the addresses listed above (the "Dental Practice"). Watanabe PC is party to a management services agreement (the "PDS Management Agreement") with Pacific Dental Services, Inc. ("PDS"), and Watanabe PC and Shareholder are parties to a merger option agreement with PDS (the "Merger Option Agreement"). GDSC, GD Sub and PDS are consurrently signing an agreement (the "PDS Asset Agreement") pursuant to which PDS will sell certain assets to GD Sub, including all assets of PDS associated with the Dental Practice which assets include PDS's rights under the PDS Management Agreement and the Merger Option Agreement. Watanabe PC desires to sell, and GD Sub desires to purchase, the rights of Watanabe PC under the PDS Management Agreement on the terms and conditions set forth in this Agreement, and to replace the PDS Management Agreement with a new management agreement between GD Sub and Watanabe PC (the "GD Management Agreement").

     In consideration of the mutual promises and covenants contained in this Agreement, the parties agree as follows:

                                    ARTICLE I

                           Purchase and Sale of Asset

     1.01 Purchase and Sale. Subject to all the terms and conditions of this Agreement and for the consideration herein stated, on the "Closing Date," as that term is defined in Section 1.05, Watanabe PC agrees to sell, convey, assign, transfer and deliver to GD Sub, and GD Sub agrees to purchase and accept from PDS, the rights of Watanabe PC under the PDS Management Agreement (the "Asset"). Effective as of the Closing Date, the PDS Management Agreement and the Merger Option Agreement shall be terminated and shall have no further force or effect.

     1.02 Purchase Price. The purchase price for the Asset (the "Purchase Price") shall be the following:

          1.02-1 $240,000, payable by check on the Closing Date (the "Cash Consideration").

          1.02-2 A number of shares of GDSC's Common Stock ("GDSC Common Stock") determined by dividing $65,000 (the "Stock Consideration Amount") by a number (the "Stock Price") equal to the average of the closing prices of GDSC Common Stock reported by NASDAQ for the five trading days prior to the date of this Agreement. The shares of GDSC Common Stock to be delivered under this Agreement shall be issued by GDSC to GD Sub for transfer by GD Sub to Watanabe PC.

          1.02-3 An amount equal to 25% of the excess of (a) the sum of the Cash Consideration and the Stock Consideration Amount over (b) $250,000, payable by check on the Closing Date.

          1.02-4 An additional payment (the "Earnout Consideration") equal to
1.25 times the excess of (a) 2.746 times the average monthly revenue of the Dental Practice for the 6 month period ending February 28, 2000 over (b) the sum of the Cash Consideration and the Stock Consideration Amount. The Earnout Consideration shall be paid by check. The calculation and payment of the Earnout Consideration shall be completed by May 31, 2000.

     1.03 Instruments of Conveyance and Transfer. The sale of the Asset, and the conveyance, assignment, transfer and delivery of all of the Asset shall be effected by Watanabe PC's execution and delivery to GD Sub, on the Closing Date, of a bill of sale in substantially the form of the Assignment and Bill of Sale attached hereto as Exhibit A.

     1.04 Further Assurances. Watanabe PC and Shareholder agree that, at any time and from time to time on and after the Closing Date, they will, upon the request of GD Sub and without further consideration, take all steps reasonably necessary to place GD Sub in possession and operating control of the Asset and will do, execute, acknowledge and deliver, or will cause to be done, executed, acknowledged and delivered, all further acts, deeds, assignments, conveyances, transfers, powers of attorney or assurances as reasonably required to sell, assign, convey, transfer, grant, assure and confirm to GD Sub, or to aid and assist in the collection of or reducing to possession by GD Sub of, the Asset, or to vest in GD Sub good, valid and marketable title to the Asset.

     1.05 Closing. The consummation of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Stoel Rives LLP, 900 SW Fifth Avenue, Suite 2300, Portland, Oregon, at 10:00 a.m., Pacific time, on June 30, 1998 or at another date, time and place agreed upon in writing by the parties (the "Closing Date").

                                   ARTICLE II

                Representations and Warranties of GD Sub and GDSC

     GD Sub and GDSC, jointly and severally, represent and warrant to Watanabe PC as follows:

     2.01 Authorization. Each of GD Sub and GDSC is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation, with all requisite corporate power and authority to own and operate its properties and to carry on its business as now conducted. Each of GD Sub and GDSC has taken all corporate action necessary to authorize its execution, delivery and performance of this Agreement. Each of GD Sub and GDSC has full corporate power and authority to enter into this Agreement and carry out the terms hereof. This Agreement has been duly executed and delivered by GD Sub and GDSC and is binding upon and enforceable against each of them in accordance with its terms, except as enforceability may be limited or affected by applicable bankruptcy, insolvency, reorganization, or other laws of general application relating to or affecting creditors' rights generally and except as enforceability may be limited by rules of law governing specific performance, injunctive relief or other equitable remedies.

     2.02 Capitalization. The authorized capital stock of GDSC consists of 50,000,000 shares of Common Stock, of which 7,994,213 shares are issued and outstanding, and 30,000,000 shares of Preferred Stock, of which 1,628,863 shares are issued and outstanding. All issued and outstanding shares of GDSC capital stock are validly issued, fully paid and nonassessable, and have been issued without violation of any preemptive rights. There is no subscription, option, warrant, call, right, agreement or commitment (including any right of conversion or exchange under any outstanding security or other instrument) relating to the issuance by GDSC of GDSC capital stock other than outstanding options under the GDSC 1993 Stock Incentive Plan, outstanding purchase rights under the GDSC Employee Stock Purchase Plan and the GDSC Professional Corporation Employee Stock Purchase Plan, other options and warrants described in GDSC's Registration Statement on Form SB-2, Registration No. 333-44037 (the "Registration Statement"), the issuance of convertible debt and preferred stock announced by GDSC on May 12, 1998, and outstanding offers and/or agreements to acquire other dental practices or dental practice management companies in exchange for Common Stock. The GDSC Common Stock to be issued under this Agreement will, when issued, be duly and validly authorized and issued, fully paid and nonassessable.

     2.03 Compliance. The execution, delivery and performance of this Agreement by GD Sub and GDSC, the compliance by GD Sub and GDSC with the provisions of this Agreement and the consummation of the transactions described in this Agreement will not conflict with or result in the breach of any of the terms or provisions of or constitute a default under:

          2.03-1 the respective articles of incorporation or bylaws of GD Sub and GDSC;

          2.03-2 any note, indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which GD Sub or GDSC is a party or by which GD Sub or GDSC is bound; or

          2.03-3 any statute or any order, rule, regulation or decision of any court or regulatory authority or governmental body applicable to GD Sub or GDSC.

     2.04 Consents. No consent, approval, authorization, order, designation or declaration of any court or regulatory authority or governmental body, federal or other, or third person is required to be obtained by GD Sub or GDSC for the consummation of the transactions described in this Agreement.

     2.05 Accuracy of Representations & Warranties. None of the representations or warranties of GD Sub or GDSC contains or will contain any untrue statement of any material fact or omits or misstates a material fact necessary to make the statements contained in this Agreement not misleading. Neither GD Sub nor GDSC knows of any fact that has resulted or that, in the reasonable judgement of GD Sub or GDSC will result, in any material adverse change in the business, results of operation, financial condition or prospects of GD Sub or GDSC that has not been set forth in this Agreement or in GDSC's filings with the Securities and Exchange Commission.

     2.06 Rule 144. With a view to making available to Watanabe PC the benefits of Rule 144 promulgated under the Securities Act of 1933 (the "1933 Act"), GDSC agrees, during the one-year period starting on the first anniversary of the Closing Date or such longer period as the public resale of the shares of GDSC Common Stock issued under this Agreement ("Shares") by a nonaffiliate of GDSC is subject to Rule 144, to file with the Securities and Exchange Commission in a timely manner all reports and other documents required of GDSC under the Securities Exchange Act of 1934. GDSC agrees to remove the legend described in the last sentence of Section 3.04 from the certificates representing the Shares, upon request of the holder, at any time after the second anniversary of the Closing Date or such other time as the Shares may be freely sold by the holder without restriction under Rule 144.

                                   ARTICLE III

          Representations and Warranties of Watanabe PC and Shareholder

     Watanabe PC and Shareholder represent and warrant to GD Sub as follows:

     3.01 Corporate Existence; Authority. Watanabe PC is a corporation duly organized, validly existing and in good standing under the laws of the State of California, and Watanabe PC has all necessary corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now conducted and as proposed to be conducted. Shareholder owns all of the issued and outstanding stock of Watanabe PC. Watanabe PC has full power and authority to enter into this Agreement and to carry out its terms. Upon execution of this Agreement by all Shareholder,Watanabe PC will have taken all corporate action necessary to authorize the execution, delivery and performance of this Agreement. This Agreement has been duly and validly executed and delivered by Watanabe PC and Shareholder and is binding upon and enforceable against

Watanabe PC and Shareholder in accordance with its terms, except as enforceability may be limited or affected by applicable bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting the rights of creditors and except as enforceability may be limited by rules of law governing specific performance, injunctive relief or other equitable remedies.

     3.02 No Adverse Consequences. Neither the execution and delivery of this Agreement by Watanabe PC or Shareholder nor the consummation of the transactions contemplated by this Agreement will

          3.02-1 result in the creation or imposition of any lien, charge or encumbrance on any of Watanabe PC's assets or properties,

          3.02-2 violate or conflict with any provision of Watanabe PC's articles of incorporation or bylaws,

          3.02-3 violate any law, judgment, order, injunction, decree, rule, regulation or ruling of any governmental authority applicable to Watanabe PC, Shareholder, or either of them, assuming that the agreements to be entered into between GD Sub and Watanabe PC do not violate applicable laws, or

          3.02-4 either alone or with the giving of notice or the passage of time or both, conflict with, constitute grounds for termination or acceleration of, result in the breach of the terms, conditions or provisions of, result in the loss of any benefit to Watanabe PC under or constitute a default under any agreement, instrument, license or permit to which Watanabe PC or Shareholder is a party or by which either of them is bound, assuming that the agreements to be entered into between GD Sub and Watanabe PC do not violate applicable laws.

     3.03 Brokers and Finders. Neither Watanabe PC nor Shareholder has employed any broker, finder or agent or dealt with anyone purporting to act in such capacity or agreed to pay any brokerage fee, finder's fee or commission with respect to the transaction contemplated by this Agreement.

     3.04 Investment Representations. Watanabe PC is acquiring the Shares and Shareholder is acquiring beneficial ownership of the Shares for investment for its or his own account, and not with a view to, or for resale in connection with, any distribution of the Shares, other than a possible distribution of the Shares from Watanabe PC to Shareholder. Neither Watanabe PC nor Shareholder is a party to any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to any such person or any third party with respect to the Shares. Watanabe PC and Shareholder acknowledge and understand that the Shares are being offered and sold without registration under the 1933 Act or any state securities law based on exemptions provided under such laws, and that the representations contained in this Agreement are being relied upon by GD Sub and GDSC in connection with those exemptions. Watanabe PC and Shareholder further acknowledge and agree that the Shares are "restricted securities" under federal securities laws and as such may not be sold or disposed of unless they are registered under the 1933 Act and all applicable state securities laws or unless, in the opinion of counsel acceptable to GD Sub and GDSC, exemptions from the registration requirements of the 1933 Act and all applicable state securities laws are available. In this regard,Watanabe PC and Shareholder acknowledge that GDSC is under no obligation to register the Shares, that the Shares will not be eligible for resale in the public market pursuant to Rule 144 under the 1933 Act until one year after the Closing Date, and that Watanabe PC and Shareholder will bear the economic risk of ownership of the Shares at least until that time. Watanabe PC and Shareholder consent to having appropriate legends placed on the certificates representing the Shares relating to this restriction on transfer.

     3.05 Access to Information. Shareholder has received and carefully reviewed GDSC's Annual Report on Form 10-KSB for the year ended December 31, 1997, GDSC's Quarterly Report on Form 10-QSB for the quarter ended March 31, 1998, and the Registration Statement. Shareholder believes he has received all of the information he considers necessary or appropriate for deciding whether to acquire shares of GDSC Common Stock. Shareholder further represents that he has had an opportunity to ask questions and receive answers from GDSC regarding GDSC, its business and financial condition, and the terms and conditions of the Agreement.

     3.06 Sophistication. Shareholder, together with his purchaser representative, if any, has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of an investment in the Shares and has the capacity to protect his own interests in connection with the transaction.

     3.07 Accuracy of Representations and Warranties. None of the representations or warranties of Watanabe PC and Shareholder contains or will contain any untrue statement of any material fact or omits or misstates a material fact necessary to make the statements contained in this Agreement not misleading. Watanabe PC and Shareholder do not know of any fact that has resulted or that, in the reasonable judgment of Watanabe PC or Shareholder will result, in any material adverse change in Watanabe PC's business, results of operation, financial condition or prospects that has not been set forth in this Agreement.

                                   ARTICLE IV

                                 Joint Covenants

     GD Sub,Watanabe PC and Shareholder covenant and agree that they will act in accordance with the following:

     4.01 Best Efforts; No Inconsistent Action. Each party will use its best efforts to effect the transactions contemplated by this Agreement and to fulfill the conditions to the obligations of the other parties set forth in Article 5 or 6 of this Agreement. No party will take any action inconsistent with its obligations under this Agreement or that could hinder or delay the consummation of the transactions contemplated by this Agreement, except that nothing in this
Section 4.01 shall limit the rights of the parties under Articles 5, 6 and 7.

                                    ARTICLE V

                       Conditions to Obligations of GD Sub

     The obligations of GD Sub under Article 1 are, at its option, subject to satisfaction, at or prior to the Closing, of each of the following conditions:

     5.01 Representations, Warranties and Covenants.

          5.01-1 All representations and warranties of Watanabe PC and Shareholder made in this Agreement, or in any certificate delivered pursuant hereto, shall in all material respects be true and complete on and as of the Closing Date with the same force and effect as if made on and as of that date.

          5.01-2 All of the terms, covenants and conditions to be complied with and performed by Watanabe PC and Shareholder at or prior to the Closing shall in all material respects have been complied with or performed thereby.

     5.02 Adverse Proceedings. No suit, action, claim or governmental proceeding shall have been instituted or threatened against, and no order, decree or judgment of any court, agency or other governmental authority shall have been rendered against, GDSC, GD Sub,Watanabe PC or Shareholder to restrain or prohibit, or obtain damages in respect of, this Agreement or the transactions contemplated by this Agreement.

     5.03 Management Agreement. The PDS Management Agreement shall have been amended and restated as a Management Agreement with GD Sub in the form attached hereto as Exhibit B, and Watanabe PC shall have executed and delivered such Management Agreement.

     5.04 Shares Acquisition Agreement. Watanabe PC and Shareholder shall have executed and delivered a Shares Acquisition Agreement in the form attached hereto as Exhibit C.

     5.05 Dentist Employment Agreement. Shareholder shall have executed and delivered a Dentist Employment Agreement with Watanabe PC shall have executed and delivered in the form attached hereto as Exhibit D.

     5.06 Closing of PDS Transaction. The transactions contemplated by the PDS Asset Agreement shall close simultaneously with the Closing.

     5.07 Actions Satisfactory to GD Sub's Counsel. All actions, proceedings, instruments and documents required to be carried out by this Agreement, or incidental hereto, and all other relevant legal matters shall be reasonably satisfactory to counsel for GD Sub.

                                   ARTICLE VI

                    Conditions to Obligations of Watanabe PC

     The obligations of Watanabe PC under Article I are, at its option, subject to satisfaction, at or prior to the Closing, of each of the following conditions:

     6.01 Representations, Warranties and Covenants.

          6.01-1 All representations and warranties of GDSC and GD Sub made in this Agreement and in any certificate delivered pursuant hereto shall in all material respects be true and complete on and as of the Closing Date with the same force and effect as if made on and as of that date.

          6.01-2 All of the terms, covenants and conditions to be complied with and performed by GDSC and GD Sub on or prior to the Closing shall in all material respects have been complied with or performed by GDSC and GD Sub.

     6.02 Adverse Proceedings. No suit, action, claim or governmental proceeding shall have been instituted or threatened against, and no order, decree or judgment of any court, agency or other governmental authority shall have been rendered against, GDSC, GD Sub, PDS or any Shareholder to restrain or prohibit this Agreement or the transactions contemplated by this Agreement.

     6.03 Stock Price. The Stock Price shall not be less than $4.00 per share of GDSC Common Stock.


                                   ARTICLE VII

                                   Termination

     7.01 Right of Parties to Terminate. This Agreement may be terminated:

          7.01-1 by GD Sub, if Watanabe PC or Shareholder or any of them shall have breached any of their obligations hereunder in any material respect;

          7.01-2 by Watanabe PC, if GD Sub shall have breached any of its obligations hereunder in any material respect or if the Stock Price falls below $4.00; or

          7.01-3 by either Watanabe PC or GD Sub, by written notice to the other party, if the Closing shall not have occurred on or prior to March 31, 1999; provided, however, that the right to terminate this Agreement under this Section 7.01-3 shall not be available to any party whose failure to fulfill or perform any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date.

     7.02 Effect of Termination. If either GD Sub or Watanabe PC decides to terminate this Agreement pursuant to Section 7.01, such party shall promptly give written notice to the other party to this Agreement of such decision. In the event of a termination pursuant to Section 7.01, the parties hereto shall be released from all liabilities and obligations arising under this Agreement (other than those described in Article 9 hereof) with respect to the matters contemplated by this Agreement, other than for damages arising from a breach of this Agreement.

                                  ARTICLE VIII

                            Survival; Indemnification

     8.01 Survival. All representations, warranties, covenants and agreements made in this Agreement or in any schedule, certificate or assignment delivered in accordance with this Agreement (collectively, the "Related Documents") shall survive any investigation by or on behalf of any party, the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and any termination or expiration of this Agreement for a period of three and one-half years following the Closing Date and after such period shall be terminated and extinguished, except insofar as the damaged party shall have asserted in writing a claim setting forth with reasonable specificity facts and circumstances relating thereto prior to the expiration of such period in which event the party liable shall remain liable with respect to such claim.

     8.02 Indemnification by Watanabe PC and Shareholder.

          8.02-1 Notwithstanding any investigation by GDSC or GD Sub, from and after the Closing, Watanabe PC and Shareholder shall indemnify, hold harmless and, to the extent provided in Section 8.04-1, defend GDSC, GD Sub, and their respective subsidiaries, shareholders, affiliates, officers, directors, employees, agents, successors and assigns (collectively, "GD Sub's Indemnified Persons") from and against, and reimburse each of GD Sub's Indemnified Persons with respect to, any and all losses, damages, liabilities, costs and expenses, including interest from the date of such loss to the time of payment, penalties and reasonable attorneys' fees (collectively, "Damages") incurred by any of GD Sub's Indemnified Persons by reason of or arising out of or in connection with:

               (a) any material breach or inaccuracy of any representation or warranty of Watanabe PC or Shareholder, or any of them, made in this Agreement or any Related Document; or

               (b) any failure by Watanabe PC or Shareholder, or any of them, to perform any covenant required to be performed by them pursuant to this Agreement or any Related Document after reasonable opportunity to cure.

          8.02-2 This indemnification extends to any Damages suffered by any of GD Sub's Indemnified Persons, whether or not a claim is made against any of GD Sub's Indemnified Persons by any third party.

     8.03 Indemnification by GD Sub.

          8.03-1 Notwithstanding any investigation by Watanabe PC or Shareholder, from and after the Closing, GDSC and GD Sub shall indemnify, hold harmless and, to the extent provided in Section 8.04-1, defend Watanabe PC, Shareholder, and their respective partners, affiliates, officers, employees, agents, successors and assigns (collectively, "Watanabe PC's Indemnified Persons") from and against, and reimburse each of Watanabe PC's Indemnified Persons with respect to, any and all Damages incurred by any of Watanabe PC's Indemnified Persons by reason of or arising out of or in connection with:

               (a) any material breach or inaccuracy of any representation or warranty of GDSC or GD Sub made in this Agreement or any Related Document; or

               (b) any failure by GDSC or GD Sub to perform any covenant required to be performed by them pursuant to this Agreement or any Related Document after reasonable opportunity to cure.

          8.03-2 This indemnification extends to any Damages suffered by any of Watanabe PC's Indemnified Persons whether or not a claim is made against any of Watanabe PC's Indemnified Persons by any third party.

     8.04 Indemnification Procedure.

          8.04-1 Third Party Claims.

               (a) Each indemnified party shall, with reasonable promptness after obtaining knowledge thereof, provide any indemnifying party against whom a claim for indemnification is to be made under this Article 8 with written notice of all third party actions, suits, proceedings, claims, demands or assessments that may be subject to the indemnification provisions of this Article 8 (collectively, "Third Party Claims"), including, in reasonable detail, the basis for the claim, the nature of Damages and a good faith estimate of the amount of Damages.

               (b) Each indemnifying party shall have 15 days after its receipt of the claim notice to notify the indemnified party in writing whether the indemnifying party agrees that the claim is subject to this Article 8 and, if so, whether the indemnifying party elects, jointly with any other indemnifying party notified under Section 8.04-1(a), to undertake, conduct and control, through counsel of its or their choosing (subject to the consent of the indemnified party, such consent not to be withheld unreasonably) and at its or their sole risk and expense, the good faith settlement or defense of the Third Party Claim.

               (c) If within 15 days after its receipt of the claim notice an indemnifying party notifies the indemnified party that it elects to undertake the good faith settlement or defense of the Third Party Claim, the indemnified party shall cooperate reasonably with the indemnifying party in connection therewith including, without limitation, by making available to the indemnifying party all relevant information material to the defense of the Third Party Claim. The indemnified party shall be entitled to participate in the settlement or defense of the Third Party Claim through counsel chosen by the indemnified party, at its expense, and to approve any proposed settlement that

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
would impose any obligation or duty on the indemnified party, which approval may, in the sole discretion of the indemnified party, be withheld. So long as an indemnifying party is contesting the Third Party Claim in good faith and with reasonable diligence, the indemnified party shall not pay or settle the Third Party Claim. Notwithstanding the foregoing, the indemnified party shall have the right to pay or settle any Third Party Claim at any time, provided that in such event it waives any right to indemnification therefor by the indemnifying party.

               (d) If an indemnifying party does not provide notice that it elects to undertake the good faith settlement or defense of the Third Party Claim, or if an indemnifying party fails to contest the Third Party Claim or undertake or approve settlement, in good faith and with reasonable diligence, the indemnified party shall thereafter have the right to contest, settle or compromise the Third Party Claim at its exclusive discretion, at the risk and expense of the indemnifying party, and the indemnifying party will thereby waive any claim, defense or argument that the indemnified party's settlement or defense of such Third Party Claim is in any respect inadequate or unreasonable.

               (e) A party's failure to give timely notice will not constitute a defense, in part or in whole, to any claim for indemnification by such party, except if, and only to the extent that, such failure results in any material prejudice to the indemnifying party.

          8.04-2 Non-Third Party Claims.

               (a) Each indemnified party shall, with reasonable promptness, deliver to any indemnifying party against whom a claim for indemnification is to be made under this Article 8 written notice of all claims for indemnification under this Article 8, other than Third Party Claims, including, in reasonable detail, the basis for the claim, the nature of Damages and a good faith estimate of the amount of Damages.

               (b) Each indemnifying party shall have 30 days after its receipt of the claim notice to notify the indemnified party in writing whether or not the indemnifying party accepts liability for all or any part of the Damages described in the claim notice. If the indemnifying party does not so notify the indemnified party, the indemnifying party shall be deemed to accept liability for all the Damages described in the claim notice.

               (c) A party's failure to give timely notice will not constitute a defense, in part or in whole, to any claim for indemnification by such party, except if, and only to the extent that, such failure results in any material prejudice to the indemnifying party.

     8.05 Right of Offset. At the election of GD Sub, any liability of Watanabe PC or any Shareholder under Section 8.02 which has been established by agreement, litigation or in accordance with the procedure set forth in Section
8.04 may be satisfied by offsetting such liability against any Earnout Consideration then due or that subsequently becomes due. For this purpose, a liability shall not be deemed to have been established in accordance with the procedure set forth in Section 8.04 if Watanabe PC or the Shareholder has asserted under Section 8.04-1(b) that the liability is not subject to this
Article 8 and the question has not been resolved by agreement or litigation.

     8.06 Rights Not Exclusive. An indemnified party's rights to indemnification under this Article 8 are in addition to, and not in lieu of, any other rights to which the indemnified party may be entitled at law or in equity.

                                   ARTICLE IX

                         Confidentiality; Press Releases

     9.01 Confidentiality.

          9.01-1 No information concerning Watanabe PC not previously disclosed to the public or in the public domain that has been furnished to or obtained by GDSC or GD Sub under this Agreement or in connection with the transactions contemplated hereby shall be disclosed to any person other than in confidence to employees, legal counsel, financial advisers or independent public accountants of GDSC or GD Sub or used for any purpose other than as contemplated herein. If the transactions contemplated by this Agreement are not consummated, GDSC and GD Sub shall hold such information in confidence for a period of four years from the date of any termination of this Agreement, and all such information that is in writing or embodied on a diskette, tape or other tangible medium shall be promptly returned to Watanabe PC.

          9.01-2 No information concerning GDSC or GD Sub not previously disclosed to the public or in the public domain that has been furnished to or obtained by Watanabe PC or Shareholder under this Agreement or in connection with the transactions contemplated hereby shall be disclosed to any person other than in confidence to the employees, legal counsel, financial advisers or independent public accountants of Watanabe PC or used for any purpose other than as contemplated herein. If the transactions contemplated by this Agreement are not consummated, Watanabe PC and Shareholder shall hold such information in confidence for a period of four years from the date of any termination of this Agreement, and all such information that is in writing or embodied on a diskette, tape or other tangible medium shall be promptly returned to GD Sub.

          9.01-3 Notwithstanding the foregoing, such obligations of GD Sub and of Watanabe PC shall not apply to information

               (a) that is, or becomes, publicly available from a source other than GD Sub or Watanabe PC, as the case may be;

               (b) that was known and can be shown to have been known by GD Sub at the time of its receipt from Watanabe PC, or by Watanabe PC at the time of its receipt from GD Sub, as the case may be;

               (c) that is received by GD Sub from a third party without breach of this Agreement by GD Sub, or is received by Watanabe PC from a third party without breach of this Agreement by Watanabe PC, as the case may be;

               (d) that is required by law to be disclosed; or

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
               (e) that is disclosed in accordance with the written consent of GD Sub or of Watanabe PC, as the case may be.

     9.02 Press Releases. No press releases or other public announcements concerning the transactions contemplated by this Agreement shall be made by Watanabe PC without the prior written consent of GD Sub; provided, however, that nothing herein shall prevent a party from supplying such information or making statements as required by governmental authority or in order for a party to satisfy its legal obligations (prompt notice of which shall in any such case be given to the other party or parties).

                                    ARTICLE X

                                Other Provisions

     10.01 Benefit and Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. No party hereto may voluntarily or involuntarily assign such party's interest under this Agreement without the prior written consent of the other parties.

     10.02 Entire Agreement. This Agreement and the Schedules and Exhibits referred to herein embody the entire agreement and understanding of the parties and supersede any and all prior agreements, arrangements and understandings relating to matters provided for herein.

     10.03 Fees and Expenses. GDSC and GD Sub shall be solely responsible for all costs and expenses incurred by them, and Watanabe PC shall be solely responsible for all costs and expenses incurred by Watanabe PC, in connection with the negotiation, preparation and performance of and compliance with the terms of this Agreement.

     10.04 Amendment, Waiver, etc. The provisions of this Agreement may be amended or waived only by an instrument in writing signed by the party against which enforcement of such amendment or waiver is sought. Any waiver of any term or condition of this Agreement or any breach hereof shall not operate as a waiver of any other such term, condition or breach, and no failure to enforce any provision hereof shall operate as a waiver of such provision or of any other provision hereof.

     10.05 Headings. The headings are for convenience only and will not control or affect the meaning or construction of the provisions of this Agreement.

     10.06 Governing Law. The construction and performance of this Agreement will be governed by the laws of the State of Washington (except for the choice of law provisions thereof).

     10.07 Notices. Any notice, demand or request required or permitted to be given under the provisions of this Agreement shall be in writing; shall be delivered personally, including by means of telecopy, or mailed by registered or certified mail, postage prepaid and return receipt requested; shall be deemed given on the date of personal delivery or on the date set forth on the return receipt; and shall be delivered or mailed to the addresses or telecopy numbers set forth on the first page of this Agreement or to such other address as any party may from time to time direct, with copies to:

           In the case of GDSC or GD Sub:

                Stoel Rives LLP
                900 SW Fifth Avenue, Suite 2300
                Portland, OR  97204
                Telecopy No.:  (503) 220-2480

                Attention:  Edward L. Epstein

           In the case of Watanabe PC or Shareholder:

                Miller & Holguin
                1801 Century Park East, 7th Floor
                Los Angeles, CA 90067
                Telecopy No.:  (310) 557-2205

                Attention:   Henry Holquin

     10.08 Breach; Equitable Relief. The parties acknowledge that the Dental Practices and rights of the parties described in this Agreement are unique and that money damages alone for breach of this Agreement would be inadequate. Any party aggrieved by a breach of the provisions hereof may bring an action at law or suit in equity to obtain redress, including specific performance, injunctive relief or any other available equitable remedy. Time and strict performance are of the essence in this Agreement.

     10.09 Attorneys' Fees. If suit or action is filed by any party to enforce the provisions of this Agreement or otherwise with respect to the subject matter of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees as fixed by the trial court and, if any appeal is taken from the decision of the trial court, reasonable attorneys' fees as fixed by the appellate court. For purposes of this Agreement, the term "prevailing party" shall be deemed to include a party that successfully opposes a petition for review filed with an appellate court.

     10.10 Guarantee. GDSC irrevocably and unconditionally guarantees that GD Sub will perform each and every obligation of GD Sub under this Agreement and waives and agrees not to assert or take advantage of any of the following to the extent they might apply: (a) any right to require Watanabe PC or Shareholder to proceed against GD Sub, it being understood and agreed that Watanabe PC and Shareholder may proceed against GDSC without first proceeding against GD Sub or any other person or entity; (b) Watanabe PC's or Shareholder's failure to file or enforce any claim in any bankruptcy or insolvency proceedings against GD Sub;
(c) any presentment, demand, protest or notice of any kind to GDSC, including without limitation, notice of the acceptance of this guarantee, or of any action or nonaction on the part of GD Sub under this Agreement; or (d) any right to prior notice and approval of any extension of the time for payment of any amounts or performance of any obligations due under this Agreement or any other modification, alteration or change of this Agreement.

     10.11 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.


     GDSC:                             GENTLE DENTAL SERVICE CORPORATION


                                       By: L.T. VAN EERDEN
                                           -------------------------------------
                                       Title:  Executive Vice President


     GD SUB:                           GENTLE DENTAL MANAGEMENT, INC.


                                       By: L.T. VAN EERDEN
                                           -------------------------------------
                                       Title:  Executive Vice President


     Watanabe PC:                      BRYAN WATANABE, D.D.S., INC.


                                       By: BRYAN WATANABE, D.D.S.
                                           -------------------------------------
                                       Title: Pres.
                                              ----------------------------------


     Shareholder:                      BRYAN WATANABE, D.D.S.
                                       -----------------------------------------
                                       Bryan Watanabe, D.D.S.

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